SECURITIES AND EXCHANGE COMMISION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Power Technology, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.) Title of each class of securities to which transaction applies:

2.) Aggregate number of securities to which transaction applies:

3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.) Proposed maximum aggregate value of transaction:

5.) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.) Amount Previously Paid:

2.) Form, Schedule or Registration Statement No.:

3.) Filing Party:

4.) Date Filed:

POWER TECHNOLOGY, INC.
5300 MEMORIAL DRIVE, SUITE 700
HOUSTON, TEXAS 77007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON __, 2007

A Special Meeting of Stockholders (the “Special Meeting”) of Power Technology, Inc. (the “Company”) will be held at Holiday Inn Astrodome @ Reliant Park, 8111 Kirby Drive, Houston, Texas 77054 on , __, 2007, at 10:00 a.m. (CST) for the following purposes:

1.	To approve and ratify an amendment to the Articles of Incorporation of the Company to change the number of the authorized shares of Common Stock from 100,000,000 shares to 750,000,000 shares; and

2.	To act upon such other business as may properly come before the Special Meeting.

Only holders of Common Stock of record at the close of business on, 2007, will be entitled to vote at the Special Meeting or any adjournment thereof.

The discussion of the proposals set forth above is intended only as a summary, and is qualified in its entirety by the information contained in the accompanying Proxy Statement. Only holders of record of our Common Stock on, 2007 (“the Record Date”) will be entitled to notice of and to vote at this Special Meeting, and at any postponements or adjournments thereof.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors

Bernard J. Walter, Chairman of the Board and President
January _, 2007
Houston, Texas

PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

YOUR VOTE IS VERY IMPORTANT

POWER TECHNOLOGY, INC.
5300 MEMORIAL DRIVE, SUITE 700
HOUSTON, TEXAS 77007

PROXY STATEMENT
SPECIAL MEETING OF STOCHOLDERS
TO BE HELD ON JANUARY __, 2007

This proxy statement (the “Proxy Statement”) is being furnished to stockholders (the “Stockholders”) in connection with the solicitation of proxies by the Board of Directors of Power Technology, Inc., a Nevada corporation (the “Company”), for its use at the special meeting of stockholders of the Company (the “Special Meeting”) to be held at Holiday Inn Astrodome @ Reliant Park, 8111 Kirby Drive, Houston, Texas 77054, on , , 2007, at 10:00 a.m. (CST), and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Special Meeting of Stockholders (the “Notice”). This Proxy Statement and the accompanying form of proxy (the “Proxy”) are first being mailed to stockholders of the Company on or about, 2007. The cost of solicitation of proxies is being borne by the Company.

The close of business on, 2007, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. As of the record date, there were 149,391,694 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Special Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Special Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting is required for the approval of Proposal No. 1 set forth in the accompanying Notice.

The person named in the enclosed Proxy has been selected by the Board of Directors to serve as proxy (the “Proxy”) and will vote the shares represented by valid proxies at the Special Meeting and at any adjournments thereof. All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted FOR PROPOSAL NO. 1 TO APPROVE AND RATIFY THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY INCREASING THE NUMBER OF AUTHORIZED SHARES. The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. However, if any other matter is properly presented at the Special Meeting, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment on such matters.

While there is no definitive statutory or case law authority in Nevada regarding the proper treatment of abstentions and broker non-votes, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the election of Proposal No. 1.

We will bear the cost of soliciting proxies. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our officers, directors and regular employees may solicit proxies personally or by telephone or facsimile. We will not pay any officer, director, or employee additional compensation for doing so. We do not intend to retain a professional solicitor to assist in the solicitation of proxies.

We may, in our discretion, seek an adjournment of the meeting to a specific time and place if a quorum is not present or if we have not received sufficient proxies to approve Proposal No. 1.

If you give us a proxy, you may revoke the proxy at any time before it is voted. You may do so:

-	by giving notice to our corporate Secretary of your revocation; or

-	by filing another proxy with our corporate Secretary; or

-	by attending the Special Meeting and voting in person.

We will ensure that all properly executed and un-revoked proxies received in time are voted in accordance with the instructions of the beneficial owners.

Questions and Answers About This Proxy Statement

The following responses to certain questions do not purport to be a complete statement of the information in this Proxy Statement, and are qualified by the more complete information set forth hereinafter.

The Board of Directors of the Company is sending this Proxy Statement, the attached Notice of Special Meeting, and the enclosed proxy card on or before, 2007 to you and all other persons who are shareholders of record as of the close of business on, 2007. The Board of Directors is soliciting your vote for the Special Meeting.

Who is eligible to vote?

All shareholders of record who own shares of our Common Stock at the close of business on, 2007 are eligible to vote. Pursuant to State law, even shareholders who hold shares which may be void or voidable are entitled to vote at the Shareholder Meeting. Although Nevada law provides some alternative voting provisions, each share of Common Stock is entitled to one vote.

Why is the Special Meeting being held?

Proposal No. 1 asks our shareholders to consider, approve and ratify an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock to 750,000,000 shares, as described in more detail under Proposal No. 1 below. Previously, on July 29, 2004, the Company filed a Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations with the Nevada Secretary of State stating that the Articles had been amended pursuant to Section 78.207(1) of the Nevada Revised Statues for the increase in the number of authorized shares. Subsequent to the filing of the Certificate of Amendment with the Nevada Secretary of State, the Company issued shares of common stock which caused the number of issued and outstanding shares of the Company to exceed 100,000,000 shares. The Company has determined that the Certificate of Amendment filed on July 29, 2004, was improperly filed pursuant to Section 78.207(1) of the Nevada Revised Statues, when the amendment should have been filed pursuant to Section 78.390 et seq., of the Nevada Revised Statutes. According to the state statute, an amendment increasing the number of authorized shares of capital stock of a corporation organized under Nevada law, requires shareholder approval for such an increase. By filing the amendment pursuant to Section 78.207(1) of the Nevada Revised Statutes without obtaining shareholder approval prior to the filing, the Company did not comply with the requirements of Nevada law.
The Company has reviewed the procedures used to amend the Articles of Incorporation regarding the increase in the authorized number of shares of common stock of the Company. The Company believes that it did not comply with the requirements of Section 78.207 of the Nevada Revised Statues, and as a result, any shares of common stock issued by the Company in excess of 100,000,000 shares may be void or voidable in view of the lack of prior shareholder approval of the Amendment to the Articles of Incorporation of the Company. Determining whether shares are void or voidable is not clearly defined under Nevada law and would require adjudication. Similarly, determining whether shares may be overissued, is not clearly defined under Nevada case law and would require adjudication. Our counsel is unable to provide us with a legal opinion which states whether the shares issued by the Company in excess of 100,000,000 shares are void or voidable, whether the issuances are an “overissue” under Nevada law and whether the receipt of shareholder approval now pursuant to this Proxy will be effective in correcting the prior issuances. Nevada statutory law focuses on “overissue” rather than “voidability” and provides for remedial actions to correct overissues. The Company now seeks to address this improper filing by properly approving and implementing an amendment of its Charter to increase the number of authorized shares pursuant to the correct state statute.

The Company has called this Special Meeting of the stockholders of the Company to authorize the increase of its authorized number of shares of common stock from 100,000,000 shares to 750,000,000 shares, and to amend the Articles of Incorporation according to Section 78.390 et seq., of the Nevada Revised Statutes rather than Section 78.207 of the Nevada Revised Statues. Section 104.8210 of the Nevada Revised Statutes provides that an overissuance of a company’s stock is deemed not to have occurred if the appropriate action has cured the overissue. Nevada has adopted this language verbatim from §8-210 of the Uniform Commercial Code. Similarly, the Official Comment to NRS 104.8210 states “that under modern conditions, overissue may be a relatively minor technical problem that can be cured by appropriate action under governing corporate law.” NRS 104.8210, Official Comment No. 1 (2005). Accordingly, the Company now seeks substantial compliance with Nevada corporate law through shareholder approval and ratification of an amendment to our Articles of Incorporation increasing our authorized shares of Common Stock to 750,000,000 shares, as set forth in Proposal No. 1. The Company cannot be certain that the proposed amendment, if approved by the shareholders, will remedy the issues of overissue, void or voidable shares and potential claims by shareholders related thereto. There can be no assurance that the Company will not face claims related to the improper filing in July 2004 and that if such a claim is brought against the Company, that the Company would prevail. However, the Company, through Proposal No. 1, is seeking to address the improper filing by making an amendment under the proper statute, and to establish defenses to any possible claims.

Proposal No. 2 asks our shareholders to grant the named proxy holder the power to vote on the shareholder’s behalf on such other business as may properly come before the meeting, or any adjournments or postponements thereof. At the present time, we know of no other matters that may be presented to the meeting other than procedural motions, such as motions to adjourn the meeting, or to call for a vote.

Might the special meeting be adjourned?

We do not intend to seek adjournment of the Special Meeting unless we have insufficient votes to meet a quorum (which requires the presence of at least a majority of the outstanding shares) or unless we have insufficient votes to approve and ratify Proposal No. 1. If any of those circumstances exist, we will consider the advisability of an adjournment to a specific time and place. If the meeting is adjourned, we will make a public announcement.

What happens if the shareholders do not approve Proposal No. 1?

If our shareholders do not approve Proposal No. 1, the Company will face possible claims that there has been an overissuance of the Company’s common stock and/or that the shares issued in excess of 100,000,000 are void or voidable. After review and upon advice of counsel, we believe that the Company did not fully comply with the requirements of Section 78.207 of the Nevada Revised Statues, and as a result, any shares of common stock issued by the Company in excess of 100,000,000 shares may be void or voidable in view of the lack of prior shareholder approval of the Amendment to the Articles of Incorporation of the Company. Determining whether shares are void or voidable is not clearly defined under Nevada law and would require adjudication. Nevada statutory law focuses on “overissue” rather than “voidability” and provides that remedial actions to correct overissues may mitigate possible liabilities and act as a defense to claims. We have been advised by counsel that seeking shareholder approval for an amendment increasing our authorized capital pursuant to the proper state statute is necessary to mitigate the possible risk that shares issued in excess of 100,000,000 are potentially void or voidable. If we are not able to amend the Articles of Incorporation and increase the authorized common stock, we may be subject to claims that there has been an overissuance of the Company’s common stock. Even if we do amend our Corporate Charter pursuant to Proposal No. 1, the Company cannot be certain that the amendment will remedy the issues of overissue, void or voidable shares and potential claims by shareholders related thereto. There can be no assurance that the Company will not face claims related to the improper filing in July 2004 and that if such a claim is brought against the Company, that the Company would prevail. However, the Company, through Proposal No. 1, is seeking to address the improper filing by making an amendment under the proper statute, and to establish defenses to any possible claims. Our counsel has advised us that such remedial actions are beneficial in that they provide defenses to claims arising from the improper filing, but that they do not guaranty that the Company would prevail if a claim is in fact brought against the Company.

Our shareholders who obtained shares after the improper amendment to our Articles of Incorporation have a claim that the shares they hold may be void or voidable. “Void shares” under Nevada law, are shares which are per se invalid due to significant errors in their issuance, fraud or which result from ultra vires actions of the company officers and directors. Nevada statutory law does not address the issue of void shares, which is developed under case law precedent, mostly in other jurisdictions which Nevada courts look to in litigation. Under certain precedent, the improper issuance of shares cannot be retroactively cured or validated, even if subsequent shareholder ratification is obtained. Such shares are held to be “void” by the courts. “Voidable shares” on the other hand, may be subject to claims of invalidity, but their improper issuance may be cured or validated, either by subsequent corporate actions correcting the mistakes in their issuance that made them “voidable” or through shareholder ratification of the issuance which might otherwise have been improper. The two lines of reasoning lead to similar results for successful adverse claims, in that the issuer of the securities is liable for damages to adverse shareholders who hold void or voidable shares and prevail in their claims. Our counsel will not provide us with an opinion that the shares issued in excess of 100,000,000 are either “void” “voidable” or “overissue” under state law due to the uncertainty of Nevada law and the inability to predict the outcome of possible litigation. Our counsel has advised us that we should seek shareholder approval and ratification of an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock to 750,000,000 shares pursuant to Section 78.390 et seq., of the Nevada Revised Statutes, which is the correct provision of state law.

Our shareholders who obtained shares after the improper amendment to our Articles of Incorporation could bring suit in Court seeking rescission of their agreements with the Company pursuant to which they obtained their shares or other damages, based upon a claim that their shares were improperly issued without legal authority. If their shares are found to be void or voidable, the shareholder may be able to rescind their agreements with the Company and recover other contractual damages. We anticipate that likely claims, if any, would come from current shareholders who have a contract with the Company which requires the issuance of shares or which has resulted in the issuance of void or voidable shares. The outcome of such litigation is speculative, even if Proposal No. 1 is not approved by our shareholders, as the Company would assert various defenses under Nevada statutory and case law which mitigate liability for corporate actions which result in technical deviations or irregularities.
Since August 27, 2004, a total of 49,391,694 shares of the Company’s Common Stock were issued in excess of the 100,000,000 shares of the Company’s Common Stock which were authorized, (after taking into account 4,000,000 shares which were surrendered by another shareholder) as follows:

●	8,689,186 shares of the Company’s Common Stock were issued to Cornell Capital Partners, LLP.

●	2,662,180 shares of the Company’s Common Stock were issued to Bernard J Walter, President and Chairman of the Board, pursuant to his employment agreement, as compensation.

●	1,124,706 shares of the Company’s Common Stock were issued F. Bryson Farrill, a director, as director’s compensation.

●	1,124,706 shares of the Company’s Common Stock were issued Hugo Pomrehn, a director, as director’s compensation.

●	9,200,000 shares of the Company’s Common Stock were issued upon the exercise of various warrants.

●	6,075,949 shares of the Company’s Common Stock were issued to Sentry Power Systems, LLC in connection with an Asset Purchase Agreement entered into in May 2006.

●	24,514,967 shares of the Company’s Common Stock were issued to various consultants for services rendered .

Corporate counsel has advised us that existing shareholders would still be able to bring claims against the Company relating to the voidability of their shares, even if Proposal No. 1 is approved and we amend our Articles of Incorporation. Our counsel has advised us that the company action will provide a defense to such claims. If successful, Proposal No. 1 will not serve as an absolute bar to such claims, but it will serve as an additional corporate defense to any potential claims. It is well settled law that a shareholder taking part in a meeting, either by voting for or against an action or not voting upon valid notice of such a meeting, cannot afterwards question the validity of the resulting vote. Thus, it is possible that a shareholder could lose a potential claim if enough shareholders vote to approve Proposal No. 1, even if the particular shareholder disapproves. One of the purposes for seeking shareholder approval now to file an amendment to our Charter is to reduce the likelihood of potential claims against the Company relating to a possible overissuance and to mitigate the chances for success of any claims if they should be brought against the Company.

In addition, without clarification of the issue, we will not have sufficient shares of authorized Common Stock to satisfy our present contractual obligations or to achieve any future financing or for mergers or acquisitions that we may wish to pursue. The inability to issue new shares in satisfaction of our contractual obligations would lead to defaults under such contracts. Even without contractual obligations, we would continue to seek shareholder approval for increased authorized capitalization for business reasons unassociated with such contractual obligations. If our shareholders do not approve Proposal No. 1, we will likely seek their approval of that same proposal at a future meeting.

The Company also has the following existing contractual obligations regarding the issuance of additional shares in the future:

●  Convertible Debentures

We entered into a Securities Purchase Agreement (the "Agreement") with Cornell Capital Partners, L.P. (“Cornell”) effective December 22, 2005, for the sale of redeemable secured convertible debentures in the principal amount of $1,630,580 (the "Convertible Debentures") and stock purchase warrants (the "Warrants") to buy 20,904,875 shares of our Common Stock. Pursuant to the terms of the Agreement, we became obligated to file a registration statement with the Securities and Exchange Commission to register for the resale of the shares of our common stock underlying the Debentures and shares of our common stock underlying the Warrants. Under the terms of our financing with Cornell, we have received net proceeds of $1,405,000 in three separate segments of funding.

The Convertible Debentures are convertible into our common stock at any time until repayment of the Convertible Debentures at the price per share equal to the lesser of:

a.	an amount equal to 120% of the closing bid price of the common stock (the “Optional Redemption Feature”); or

b.	an amount equal to 80% of the lowest closing bid prices of the common stock during the 5 trading days immediately preceding the conversion date.

Pursuant to the terms of the agreements, in no event shall Cornell convert the Convertible Debentures in such manner that would cause Cornell to beneficially own more than 4.99% of the then total issued and outstanding shares of the Company's common stock.

●  Directors Fees

In consideration of the services rendered and to be rendered to the Company by F. Bryson Farrill and Thomas Hopwood as directors of the Company, for the period from July 1, 2006 through June 30, 2007, the Company is obligated to pay each of these directors $1,500 per month which shall be payable in non assessable shares of the Company’s common stock at the closing bid price on the date preceding the stock’s issuance. The shares of common stock shall be issuable to each director on the last day of each quarter, beginning on September 30, 2006, provided however that the shares of common stock shall be issued if and only if each director shall be serving as a director on the last day of each quarter. We are obligated to issue 150,000 shares of Common Stock to F. Bryson Farrill and 150,000 shares of Common Stock to Thomas Hopwood. The Company does not intend to issue additional shares to Mr. Farrill or Mr. Hopwood unless and until the shareholders approve the Amendment to the Articles of Incorporation.

●    Options

Pursuant to his employment agreement of October 2004, we granted our Chief Technology Officer, Joey Jung stock options to acquire 1,000,000 shares of our common stock at a price of one half of one cent, $0.005 per share. The Company does not intend to issue any shares to Mr. Jung unless and until the shareholders approve the Amendment to the Articles of Incorporation.

● Stock Grant

Pursuant to his employment agreement with the Company, Bernard J Walter, the Chief Executive Officer, President, Treasurer and Secretary of the Company, is entitled to receive 7.5% of the outstanding shares of the Company. His shares of common stock are to be non-dilutive and are not subject to any reverse stock split of the Common Stock of the Company. We are obligated to issue 1,126,698 shares of Common Stock to Bernard J Walter. The Company does not intend to issue additional shares to Mr. Walter unless and until the shareholders approve the Amendment to the Articles of Incorporation.

●    Reserved Shares

We have reserved 85,570,541 shares of Common Stock for all outstanding options, warrants and all other commitments to issue Common Stock, As follows:

1,000,000 shares of Common Stock for options granted to an employee, Joey Jung, our vice president and chief technology officer.

1,126,698 shares of Common Stock for issuance to Bernard J. Walter, our Chief Executive Officer, President, Treasurer and Secretary, to which he is entitled to be issued, pursuant to his Employment Agreement.

150,000 shares of Common Stock for issuance to F. Bryson Farrill, a director, to which he is entitled to be issued as director’s fees, based on the closing price for our Common Stock on December 4, 2006.

150,000 shares of Common Stock for issuance to Thomas Hopwood, a director, to which he is entitled to be issued as director’s fees, based on the closing price for our Common Stock on December 4, 2006.

20,904,875 shares of Common Stock for issuance to Cornell Capital Partners, L.P. (“Cornell”) pursuant to a warrant to purchase up to that number of shares at warrant exercise Price of $0.078 per share.

62,238,968.shares of Common Stock for issuance to Cornell pursuant to secured convertible debentures in the principal amount of $1,630,580, based on the closing price for our Common Stock on January 9, 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information at November 16, 2006 with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our Directors, (iii) each of our Executive Officers, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of November 16, 2006, we had 149,391,694 shares of common stock issued and outstanding.

Title of class	Name and address of beneficial owner	Number of Shares of Class Beneficially Owned		Percentage of Shares Beneficially Owned (1)

Common Stock	Bernard J. Walter Chairman, President and CEO 109 North Post Oak Lane Suite 422 Houston, Texas 77024	10,162,180	(2)	6.8%

Common Stock	F. Bryson Farrill Director 77 Verplank Avenue Stanford, Connecticut 06902	1,124,706	(3)	0.7%

Common Stock	Thomas J. Hopwood Director 8 Greenway Plaza Ste # 614 Houston, Texas 77046	0	(4)	0%

Common Stock	Joey Jung Vice President/Technology 6685 Berkeley Street Vancouver, B.C. V5S 2J5 Canada	1,050,000	(5)	0.6%

Common Stock	All Officers and Directors as a group (total of 4 )	12,336,886	(6)	8.2%

Common Stock	Lee A. Balak 15 Ocean View Road Lions Bay, BC V0N 2E0 Canada	23,157,483		15.50%

Common Stock	Cornell Capital Partners, L.P. 101 Hudson Street Suite 3700 Jersey City, New Jersey 07302	84,221,429	(7)	36.38%

Notes to Beneficial Ownership Table:

(1) Except as otherwise noted, it is believed by Power Technology that all persons have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase the common stock of Power Technology.

(2) Specifically excludes 1,126,698 shares to which Mr. Walter is entitled to be issued to him pursuant to his Employment Agreement but which have not yet been issued.

(3) Specifically excludes 225,000 shares to which Mr. Farrill is entitled to be issued to him as Director’s compensation but which have not yet been issued.

(4) Specifically excludes 225,000 shares to which Mr. Hopwood is entitled to be issued to him as Director’s compensation but which have not yet been issued.

(5) Includes 1,000,000 options to purchase shares of our common stock.

(6) Specifically excludes 1,126,698 shares to which Mr. Walter is entitled to be issued to him pursuant to his Employment Agreement but which have not yet been issued, 150,000 shares to which Mr. Farrill is entitled to be issued to him pursuant as Director’s compensation but which have not yet been issued, 150,000 shares to which Mr. Hopwood is entitled to be issued to him pursuant as Director’s compensation but which have not yet been issued.   Includes 1,000,000 options to purchase shares of our common stock.

(7) Includes 1,077,586 shares of our common stock held by its affiliate, Highgate House Funds, Ltd. Also includes 20,904,875 shares of our common stock underling warrants, and 63,469,397 shares of our common stock underlying convertible debentures held by Cornell Capital Partners, L.P., based on the closing price of our common stock on December 4, 2006. The warrants and the Debenture provide that the number of shares of our common stock that may be issued by us or acquired by Cornell upon conversion of the Debenture shall not exceed 4.99% of the total number of the issued and outstanding shares of our common stock. Cornell’s investment manager, Yorkville Advisors, LLC, has share voting and investment power over the shares of our common stock held by it. Mark Angelo makes the voting and investment decisions on behalf of Yorkville Advisors, LLC.

Do you have any plans to issue any of the additional shares of Common Stock that may be authorized at this meeting?

At the present time and specifically as a result of the approval of Proposal No. 1 by our shareholders, we do not have any plans to issue additional shares beyond those which have already been issued since July 29, 2004. We do have certain contractual commitments that will result in an issuance of shares of our Common Stock in the future and we are seeking approval of Proposal No. 1, so that we can continue to issue shares in the normal course of business. Other than our existing contractual commitments, we have no specific plans to issue shares of our Common Stock in a financing or a merger at the present time and we are not seeking approval of Proposal No. 1 for this purpose. The inability to issue new shares in satisfaction of our contractual obligations would lead to defaults under existing contracts.

If Proposal No. 1 is approved, will shareholders lose any claims or privileges and might there be dilution?

If Proposal No. 1 is approved by the shareholders and the Articles of Incorporation are amended to increase the authorized shares, corporate counsel has advised us that existing shareholders may lose claims relating to the voidability of their shares because the appropriate company action will constitute an additional defense to any claims relating to the improper filing of July 2004. Our counsel has advised us that we should take remedial actions and seek shareholder approval of an amendment under the proper provision of Nevada law in order to mitigate against potential claims, even if such actions do not constitute a cure to any overissue. Even existing shareholders who do not vote to approve the amendment may have their claims relating to the voidability of their shares affected if Proposal No. 1 is approved by a majority of the Company’s current shareholders. If successful, Proposal No. 1 will not serve as an absolute bar to such claims, but it will serve as an additional corporate defense to any potential claims. It is well settled law that a shareholder taking part in a meeting, either by voting for or against an action or not voting upon valid notice of such a meeting, cannot afterwards question the validity of the resulting vote. Thus, it is possible that a shareholder could lose a potential claim if enough shareholders vote to approve Proposal No. 1, even if the particular shareholder disapproves. The Company is seeking shareholder approval and ratification for the purpose of correcting the defective filing of July 2004 and to amend the Corporate Charter to properly and unambiguously increase the authorized capital stock. By seeking amendment of the Company Charter, the Company is preemptively addressing a technical deficiency in its filing which has resulted in the potential overissue of shares. One of the purposes for seeking shareholder approval now to file an amendment to our Charter is to reduce the likelihood of potential claims against the Company relating to a possible overissuance and to mitigate the chances for success of any claims if they should be brought against the Company. We have been advised by counsel that we should address the improper filing by seeking shareholder approval of an amendment at this time, even though the issue of the validity or effectiveness of the previous filing has never been adjudicated and has not resulted in any claims against the Company.

In addition, without clarification of the issue, we will not have sufficient shares of authorized Common Stock to satisfy our present contractual obligations or to achieve any future financing or for mergers or acquisitions that we may wish to pursue. The inability to issue new shares in satisfaction of our contractual obligations would lead to defaults under such contracts. Even without contractual obligations, we would continue to seek shareholder approval for increased authorized capitalization for business reasons unassociated with such contractual obligations. If our shareholders do not approve Proposal No. 1, we will likely seek their approval of that same proposal at a future meeting so that we can issue additional shares of our capital stock. The effect on current shareholders of having a large number of authorized but unissued shares depends on numerous factors, including the overall market for our securities, the performance of the Company and decisions by our Board of Directors to issue additional stock. Any issuance of securities by the Company may be dilutive to existing shareholders or may be accretive, depending on the amount or type of consideration received by the Company for its stock. The larger the number of available shares for future issuance, the more potential there is that existing shareholders will be diluted by future issuances, however, this is not an absolute and the effect of each issuance of shares must be determined by the Board of Directors. Approval of Proposal No. 1 may result in additional issuances of stock which may be dilutive to the existing shareholders, however, such possible issuances have been contemplated by the Company and have been anticipated since the defective filing in July 2004 which previously sought to increase our authorized capital stock.

Why did you send me this booklet?

This booklet is a Proxy Statement. It provides you with information you should review before voting on the Proposals listed above and in the Notice of Special Meeting. You are receiving these proxy materials - a booklet that includes the Proxy Statement and one proxy card - because you have the right to vote on these important Proposals concerning your investment in the Company.

How do I vote?

Shareholders who receive this Proxy Statement directly from the Company can vote by completing, signing and returning the enclosed proxy card promptly in the enclosed envelope or by attending the Special Meeting in person and voting.

Joint owners must each sign the proxy card.

If you own your shares through a broker-dealer or another nominee, you must vote your shares as instructed by that broker-dealer or other nominee. If you own your shares through a nominee, you are not considered to be a shareholder of record, and you will not be permitted to vote your shares in person at the Special Meeting unless you have obtained a proxy for those shares from the person who holds your shares of record.

If a shareholder wishes to participate in the Special Meeting but does not wish to give a proxy, the shareholder may attend the meeting in person. Should you require additional information regarding the Special Meeting, please contact the Company at (713) 621-4310.

Why does my name not appear as a shareholder of record?

Many, if not most, investors own their shares of Common Stock of the Company through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers, and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our record as a shareholder, even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process.

How does the board recommend that I vote?

The Board of Directors of the Company recommends a vote FOR Proposal No. 1.

Information regarding the Company is available through the EDGAR filings maintained by the U.S. Securities and Exchange Commission at www.sec.gov .

PROPOSAL NO. 1-INCREASE IN AUTHORIZED CAPITALIZATION

General Description

On July 27, 2004, the Board of Directors (the “Board”) of Power Technology, Inc., a Nevada corporation (the “Company”), executed a written consent (the “Consent”) with a resolution authorizing an amendment of the Company’s Articles of Incorporation in order to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 750,000,000 shares. The Consent authorized the preparation and filing of an amendment to the Articles by the officers of the Company.

On July 29, 2004, a Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations (the “Certificate”) was filed in the office of the Nevada Secretary of State stating that the Articles had been amended pursuant to Section 78.207(1) of the Nevada Revised Statues for the increase in the number of authorized shares. The filing was accepted by the Secretary of State and the Company, along with its agents and officers, acted under the belief that the increase in authorized capital was effective as of the filing date. The original certificate of amendment has been on file with the Nevada Secretary of State since July 2004 and the Company has disclosed in its filings with the SEC and elsewhere, that its authorized capital had been increased to 750,000,000 shares.

Subsequent to the filing of the Certificate with the office of the Nevada Secretary of State, the Company issued shares of Common Stock which caused the number of issued and outstanding shares of the Company to exceed 100,000,000 shares. Currently, the number of shares of the Company issued and outstanding shares of Common Stock is 149,391,694.

The Company has reviewed the procedures used to amend the Articles of Incorporation regarding the increase in the authorized number of shares of Common Stock of the Company.  The Company has determined that the Certificate of Amendment filed on July 29, 2004, was improperly filed pursuant to Section 78.207(1) of the Nevada Revised Statues, when the amendment should have been filed pursuant to Section 78.390 et seq., of the Nevada Revised Statutes. According to the state statute, an amendment increasing the number of authorized shares of capital stock of a corporation organized under Nevada law, requires shareholder approval for such an increase. By filing the amendment pursuant to Section 78.207(1) of the Nevada Revised Statutes without obtaining shareholder approval prior to the filing, the Company did not comply with the requirements of Nevada law. As a result, any shares of common stock issued by the Company in excess of 100,000,000 shares may be void or voidable in view of the lack of prior shareholder approval of the Amendment to the Articles of Incorporation of the Company. Determining whether shares are void or voidable is not clearly defined under Nevada law and would require adjudication. Nevada statutory law focuses on “overissue” rather than “voidability” and provides for remedial actions to correct overissues. Even if we do amend our Corporate Charter pursuant to Proposal No. 1, the Company cannot be certain that the amendment will remedy the issues of overissue, void or voidable shares and potential claims by shareholders related thereto. There can be no assurance that the Company will not face claims related to the improper filing in July 2004 and that if such a claim is brought against the Company, that the Company would prevail. However, the Company, through Proposal No. 1, is seeking to address the improper filing by making an amendment under the proper statute, and to establish defenses to any possible claims. Our counsel has advised us that such remedial actions are beneficial in that they provide defenses to claims arising from the improper filing, but that they do not guaranty that the Company would prevail if a claim is in fact brought against the Company.

In order to address this issue, the Company has called this Special Meeting of the stockholders of the Company to authorize the increase of its authorized number of shares of common stock from 100,000,000 shares to 750,000,000 shares, to amend the Articles of Incorporation accordingly and to obtain shareholder approval and ratification of the previous actions of the Board of Directors regarding the issuances of Common Stock in excess of 100,000,000 shares.  The Board of Directors has approved and recommends that the shareholders approve an amendment to our Articles of Incorporation authorizing an increase in the number of shares of Common Stock that we may issue.

We believe that seeking shareholder approval of an increase in our authorized capitalization to 750,000,000 shares of Common Stock is in the best interests of our shareholders because:

-
It addresses the procedural errors made by the Company in the Certificate of Amendment filed on July 24, 2004 in that the Company will have a Corporate Charter with authorized capital approved by the Shareholders under the correct statue and in accordance with state law;

-	It provides certainty to our shareholders and others regarding our actual authorized capital;

-	It complies with our contractual obligations to our current shareholders and other third parties;

-
It provides us with significant flexibility for future financing transactions by making a sufficient number of shares of authorized Common Stock available (although no future financing transactions using shares of our Common Stock are contemplated at the present); and

-	It provides us with significant flexibility for future business acquisition activity, as necessary and appropriate.

Subject to preferences that may be applicable to any preferred stock outstanding at any time in the future (no preferred stock is currently issued and outstanding), the holders of outstanding shares of Common Stock are entitled to receive dividends from assets legally available in such amounts as the Board of Directors may from time to time determine.

All shareholders of record who own shares of our Common Stock at the close of business on, 2006 are eligible to vote.  Pursuant to State law, even shareholders who hold shares which may be void or voidable are entitled to vote at the Shareholder Meeting.  Although Nevada law provides some alternative voting provisions, each share of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

The Common Stock of the Company is not entitled to preemptive rights and is not subject to conversion or redemption rights. Upon liquidation, dissolution or winding up, the remaining assets legally available for distribution to shareholders, after payment of claims of creditors and payment of liquidation preferences, if any, on any outstanding preferred stock, are distributed ratably among the holders of the Common Stock and any participating preferred stock outstanding at that time.

Preferred Stock. We currently have 1,000,000 shares of our preferred stock authorized. There are no shares of preferred stock issued and outstanding.

Proposed Amendment to Articles of Incorporation.

The Board of Directors has adopted a resolution authorizing an amendment to Article Fourth of our Articles of Incorporation, subject to shareholder approval, increasing the number of authorized shares of Common Stock, which we may issue to 750,000,000 shares. The language of the amendment that the shareholders will be asked to consider at the meeting is an amendment to Article Fourth of our Articles of Incorporation so that Article Fourth will read in its entirety as follows:

“FOURTH. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 751,000,000 shares, of which 750,000,000 shares shall be non-assessable shares of Common Stock, each share having a par value of $.001 (the “Common Stock”), and 1,000,000 shares shall be preferred stock, each share having a par value of $.0001 (the “Preferred Stock”).

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into on or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the corporation is authorized within any limitations, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
Voting powers, if any (notwithstanding the ELEVENTH Article hereof, the Board of Directors may authorize shares of non-voting Preferred Stock), provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared)of the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation shall be deemed to be a liquidation for the purposes of this Article.”

If the recapitalization is approved, we expect to have sufficient capitalization to accomplish our corporate goals. We are not seeking to increase the number of authorized shares of our preferred stock.

Reasons for the Amendment Described in this Proposal No. 1

In the recent past, we have used our authorized but unissued Common Stock for numerous different purposes, including:

-	financing activities in private placements of our securities, including the issuance of convertible securities, and

-	for the issuance of stock bonuses, upon exercise of options, warrants and convertible debentures,

At the present time, we have insufficient remaining unissued and unreserved shares of our Common Stock to meet our obligations. The Board of Directors has determined that this lack of remaining capitalization may result in adverse consequences to the Company should we be unable to issue Common Stock to meet certain contractual requirements. The Board of Directors also believes that we need a significant amount of authorized capitalization for the Company to accomplish its future growth objectives. The Board of Directors from time-to-time considers various financing opportunities and a lack of authorized Common Stock would make equity financing opportunities difficult, if not impossible, to accomplish.

It is also important that our shareholders approve the increase in capitalization so that we will have sufficient authorized capital for us to complete our obligations with respect to our completed financing agreements with Cornell Capital and other third parties. While we issued convertible debentures and Common Stock warrants in the financing with Cornell Capital, we will be unable to permit more convertible debentures to convert or warrants to be exercised based on our existing capitalization.

Currently, there are no other transactions anticipated that would require shareholder approval for the issuance of any Common Stock. Subject to the terms and conditions of our various agreements with Cornell Capital and other third parties, we may engage in private placements in the future pursuant to which additional shares of Common Stock might be issued without any requirement of obtaining shareholder approval.

The recapitalization described in this Proposal No. 1 will result in the Company being able to issue a substantially larger number of additional shares of its Common Stock. Subject to fiduciary requirements under the business judgment rule, the Board of Directors may authorize the issuance of additional shares of Common Stock without the need to obtain further shareholder approval. If issued, these shares would greatly affect the percentage interest of our present shareholders by reducing the proportionate voting power of the outstanding shares of Common Stock.

In addition, the power to issue a substantial number of shares of Common Stock following the proposed recapitalization could be used by incumbent management to make any change in control of the Company more difficult. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control of the Company. For example, additional shares of Common Stock could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

Despite such anti-takeover implications, the recapitalization is not the result of our knowledge of any specific effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management, or otherwise. We are not submitting the proposed amendment for the recapitalization to enable us to frustrate any known efforts by another party to acquire a controlling interest in the Company or to seek representation on the Board of Directors.

Furthermore, the proposed recapitalization is not a part of any plan by our management to adopt a series of amendments to render the takeover of the Company more difficult. Management does not presently intend to purpose any anti-takeover measures in future proxy solicitations. Except as indicated below, management is not aware of the existence of any other provisions currently in the Articles of Incorporation or Bylaws having any anti-takeover effects which would impose any burden in excess of requirements imposed by the laws of the State of Nevada or federal law upon potential tender offerors or others seeing a takeover of the Company.

Our Articles of Incorporation provide that the liability of corporate directors for monetary damages resulting from alleged breaches of their duty of care has been eliminated to the maximum extent provided by Nevada law. Notwithstanding the amendment, directors remain potentially liable for breaches by them of their duty of loyalty to the Company.

Nevada laws allows indemnification of directors, officers, employees, and agents against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee, or agent of the company if such person conducted himself in accordance with the applicable standard of care (requiring, among other things, actions taken in good faith in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation). The availability of indemnification to directors for liability based upon their actions in choosing to issue shares in an attempt to resist a takeover could influence a director in choosing whether to approve the issuance of Common Stock or preferred stock or in taking other actions to resist a takeover.

Federal Income Tax Consequences

Existing holders of our Common Stock will not be required to recognize any gain or loss for federal income tax purposes resulting from the approval and the completion of the recapitalization described in Proposal No. 1.

Vote Required and Board Recommendation

Approval of Proposal No. 1 for the Company to amend the Articles of Incorporation to increase its authorized Common Stock requires the affirmative vote of a majority of the outstanding shares of our Common Stock.

The Board of Directors of the Company recommends that shareholders vote FOR Proposal No. 1 for the increase in the number of authorized shares of Common Stock of the Company to 750,000,000. Unless otherwise specified, the enclosed proxy will be voted FOR the approval of Proposal No. 1.

PROPOSAL NO. 2-OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. However, if any other matter is properly presented at the Special Meeting, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment on such matters.

By Order of the Board of Directors

Bernard J. Walter Chairman of the Board and President

January , 2007 Houston, Texas

PROXY
POWER TECHNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON , 2007

The undersigned hereby appoints Bernard J. Walter as the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Power Technology, Inc. held of record by the undersigned on , 2007, at the Special Meeting of Stockholders to be held on , , 2007, at 10:00 AM (CST) at Holiday Inn Astrodome @ Reliant Park, 8111 Kirby Drive, Houston, Texas 77054, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED  FOR  PROPOSAL NO. 1, AND PROPOSAL NO. 2.

1.
APPROVE AND RATIFY AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY TO CHANGE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 750,000,000 SHARES.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

NUMBER OF SHARES OWNED:
___________________	___________________________________ [NAME]

DATED: ____________________________ , 2007

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.